                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 2 )*

                       Arris Pharmaceutical Corporation
                               (Name of Issuer)

                                 Common Stock
                        (Title of Class of Securities)

                                   04269W107
                                (CUSIP Number)

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1 and (2); has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  04269W107                  13G                   Page 2 of 16 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Venrock Associates
            I.R.S. #13-6300995


    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /x/
                                                                     (b)  / /


    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

              New York, U.S.A.


            NUMBER OF                 5      SOLE VOTING POWER

             SHARES                          0

          BENEFICIALLY                6      SHARED VOTING POWER

            OWNED BY                         0

              EACH
            REPORTING                 7      SOLE DISPOSITIVE POWER

             PERSON                          0
              WITH

                                      8      SHARED DISPOSITIVE POWER

                                             0

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*




    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            0.00%


    12      TYPE OF REPORTING PERSON*

            PN




                      *SEE INSTRUCTION BEFORE FILLING OUT!

                          Page 2 of 16 pages

CUSIP No.  04269W107                  13G                   Page 3 of 16 Pages





    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Venrock Associates II, L.P.
            I.R.S. #13-3844754


    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /x/
                                                                     (b)  / /


    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

               New York, U.S.A.


             NUMBER OF                 5      SOLE VOTING POWER

             SHARES                          0

          BENEFICIALLY                6      SHARED VOTING POWER

            OWNED BY                         0

              EACH
            REPORTING                 7      SOLE DISPOSITIVE POWER

             PERSON                          0
              WITH

                                      8      SHARED DISPOSITIVE POWER

                                             0


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*




    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            0.00%


    12      TYPE OF REPORTING PERSON*

            PN




                      *SEE INSTRUCTION BEFORE FILLING OUT!

                          Page 3 of 16 pages

CUSIP No.  04269W107                  13G                   Page 4 of 16 Pages





    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Peter O. Crisp
            ###-##-####


    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /x/
                                                                     (b)  / /


    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.


            NUMBER OF                 5      SOLE VOTING POWER

             SHARES                          25,409

          BENEFICIALLY                6      SHARED VOTING POWER

            OWNED BY                         0

              EACH
            REPORTING                 7      SOLE DISPOSITIVE POWER

             PERSON                          25,409
              WITH

                                      8      SHARED DISPOSITIVE POWER

                                             0


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            25,409


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*




    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            0.18%


    12      TYPE OF REPORTING PERSON*

            IN




                      *SEE INSTRUCTION BEFORE FILLING OUT!

                          Page 4 of 16 pages

CUSIP No. 04269W107                   13G                   Page 5 of 16 Pages




    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Anthony B. Evnin
            ###-##-####


    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /x/
                                                                     (b)  / /


    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.


            NUMBER OF                 5      SOLE VOTING POWER

             SHARES                          25,330

          BENEFICIALLY                6      SHARED VOTING POWER

            OWNED BY                         0

              EACH
            REPORTING                 7      SOLE DISPOSITIVE POWER

             PERSON                          25,330
              WITH

                                      8      SHARED DISPOSITIVE POWER

                                             0


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            25,330


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*




    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            0.18%


    12      TYPE OF REPORTING PERSON*

            IN




                      *SEE INSTRUCTION BEFORE FILLING OUT!

                          Page 5 of 16 pages

CUSIP No. 04269W107                   13G                   Page 6 of 16 Pages


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            David R. Hathaway
            ###-##-####


    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /x/
                                                                     (b)  / /


    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.


             NUMBER OF                 5      SOLE VOTING POWER

             SHARES                           15,395

          BENEFICIALLY                6      SHARED VOTING POWER

            OWNED BY                         0

              EACH
            REPORTING                 7      SOLE DISPOSITIVE POWER

             PERSON                          15,395
              WITH

                                      8      SHARED DISPOSITIVE POWER

                                             0


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            15,395


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*




    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            0.11%


    12      TYPE OF REPORTING PERSON*

            IN




                      *SEE INSTRUCTION BEFORE FILLING OUT!

                          Page 6 of 16 pages

CUSIP No.  04269W107                  13G                   Page 7 of 16 Pages




    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Patrick F. Latterell
            ###-##-####


    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /x/
                                                                     (b)  / /


    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.


             NUMBER OF                5      SOLE VOTING POWER

             SHARES                          21,401

          BENEFICIALLY                6      SHARED VOTING POWER

            OWNED BY                         0

              EACH
            REPORTING                 7      SOLE DISPOSITIVE POWER

             PERSON                          21,407
              WITH

                                      8      SHARED DISPOSITIVE POWER

                                             0


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            21,401


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*




    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            0.15%


    12      TYPE OF REPORTING PERSON*

            IN




                      *SEE INSTRUCTION BEFORE FILLING OUT!

                          Page 7 of 16 pages

CUSIP No.  04269W107                  13G                   Page 8 of 16 Pages





    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Ted H. McCourtney
            ###-##-####


    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /x/
                                                                     (b)  / /


    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.


            NUMBER OF                 5      SOLE VOTING POWER

             SHARES                          25,705

          BENEFICIALLY                6      SHARED VOTING POWER

            OWNED BY                         0

              EACH
            REPORTING                 7      SOLE DISPOSITIVE POWER

             PERSON                          25,705
              WITH

                                      8      SHARED DISPOSITIVE POWER

                                             0


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            25,705


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*




    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            0.18%


    12      TYPE OF REPORTING PERSON*

            IN




                      *SEE INSTRUCTION BEFORE FILLING OUT!

                          Page 8 of 16 pages

CUSIP No.  04269W107                  13G                   Page 9 of 16 Pages





    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Ray A. Rothrock
            ###-##-####


    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /x/
                                                                     (b)  / /


    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.


            NUMBER OF                 5      SOLE VOTING POWER

             SHARES                          0

          BENEFICIALLY                6      SHARED VOTING POWER

            OWNED BY                         0

              EACH
            REPORTING                 7      SOLE DISPOSITIVE POWER

             PERSON                          0
              WITH

                                      8      SHARED DISPOSITIVE POWER

                                             0


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*




    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            0.00%


    12      TYPE OF REPORTING PERSON*

            IN




                      *SEE INSTRUCTION BEFORE FILLING OUT!

                          Page 9 of 16 pages

CUSIP No.  04269W107                  13G                   Page 10 of 16 Pages





    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Kimberley A. Rummelsburg
            ###-##-####


    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /x/
                                                                     (b)  / /


    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.


            NUMBER OF                 5      SOLE VOTING POWER

             SHARES                          0

          BENEFICIALLY                6      SHARED VOTING POWER

            OWNED BY                         1,800

              EACH
            REPORTING                 7      SOLE DISPOSITIVE POWER

             PERSON                          0
              WITH

                                      8      SHARED DISPOSITIVE POWER

                                             1,800

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,800


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*




    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            0.01%


    12      TYPE OF REPORTING PERSON*

            IN




                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 10 of 16 pages

CUSIP No.  04269W107                  13G                   Page 11 of 16 Pages





    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Anthony Sun
            ###-##-####


    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /x/
                                                                     (b)  / /


    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

               U.S.A.


            NUMBER OF                 5      SOLE VOTING POWER

             SHARES                          0

          BENEFICIALLY                6      SHARED VOTING POWER

            OWNED BY                         22,912

              EACH
            REPORTING                 7      SOLE DISPOSITIVE POWER

             PERSON                          0
              WITH

                                      8      SHARED DISPOSITIVE POWER

                                             22,912


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            22,912


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*




    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            0.16%


    12      TYPE OF REPORTING PERSON*

            IN




                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 11 of 16 pages

                  Introduction:     This Amendment No. 2 amends a Statement on
Schedule 13G (the "Schedule") filed with the Securities and Exchange Commission on February 15, 1994 on behalf of Venrock Associates, a limited partnership organized under the laws of the State of New York, Peter O. Crisp, Anthony B. Evnin, David R. Hathaway, Patrick F. Latterell, Ted H. McCourtney, Kimberley A. Rummelsburg and Anthony Sun in respect of shares of Common Stock of Arris Pharmaceutical Corporation. This Schedule was amended by Amendment No. 1, filed on February 14, 1996, on behalf of Venrock Associates II, L.P., a limited partnership organized under the laws of the State of New York, as well as the parties named above.

                  The Schedule is amended as follows:

Item 1(a)         Name of Issuer

                  Arris Pharmaceutical Corporation

Item 1(b)         Address of Issuer's Principal Executive Offices

                  385 Oyster Point Boulevard, Suite 3
                  South San Francisco, California 94080-2603

Item 2(a)         Name of Person Filing

                  Venrock Associates ("Venrock")
                  Venrock Associates II, L.P. ("Venrock II")
                  Peter O. Crisp
                  Anthony B. Evnin
                  David R. Hathaway
                  Patrick F. Latterell
                  Ted H. McCourtney
                  Ray A. Rothrock
                  Kimberley A. Rummelsburg
                  Anthony Sun

Item 2(b)         Address of Principal Business Office or, if none, Residence

                  30 Rockefeller Plaza
                  Room 5508
                  New York, New York 10112

Item 2(c)         Citizenship

                  Venrock and Venrock II are limited partnerships organized in the State of New York. Peter O. Crisp, Anthony B. Evnin, David
                  R. Hathaway, Patrick F. Latterell, Ted H. McCourtney, Ray A. Rothrock, Kimberley A. Rummelsburg and Anthony Sun are General Partners of Venrock and Venrock II and all are citizens of the

                  United States of America.

Item 2(d)         Title of Class of Securities

                  Common Stock

Item 2(e)         CUSIP Number

                  04269W107

                          Page 12 of 16 pages

Item 3            Not applicable.

Item 4            Ownership

                  (a) and (b)

                  Venrock and Venrock II beneficially own no shares of the outstanding shares of common stock.

                  Peter O. Crisp beneficially owns 25,409 shares or 0.18% of the outstanding shares of common stock. Anthony B. Evnin beneficially owns 25,330 shares or 0.18% of the outstanding shares of common stock. David R. Hathaway beneficially owns 15,395 shares or 0.11% of the outstanding shares of common stock. Patrick F. Latterell beneficially owns 21,401 shares or 0.15% of the outstanding shares of common stock. Ted H. McCourtney beneficially owns 25,705 shares or 0.18% of the outstanding shares of common stock. Ray A. Rothrock beneficially owns no shares or 0.00% of the outstanding shares of common stock. Kimberley A. Rummelsburg beneficially owns 1,800 shares or 0.01% of the outstanding shares of common stock. Anthony Sun beneficially owns 22,912 shares or 0.16 % of the outstanding shares of common stock.

                  (c)

                  Peter O. Crisp has sole voting and dispositive power over 25,409 shares of common stock. Anthony B. Evnin has sole voting and dispositive power over 25,330 shares of common stock. David R. Hathaway has sole voting and dispositive power over 15,395 shares of common stock. Patrick F. Latterell has sole voting and dispositive power over 21,401 shares of common stock. Ted H. McCourtney has sole voting and dispositive power over 25,705 shares of common stock. Ray A. Rothrock has no voting or dispositive power over any shares of common stock. Kimberley A. Rummelsburg has shared voting and dispositive power over 1,800 shares of common stock. Anthony Sun has shared voting and dispositive power over 22,912 shares of common stock.

Item 5            Ownership of Five Percent or Less of a Class


                  This Amendment No. 2 to the Schedule is being filed to report the fact that each of the reporting persons has ceased to be the beneficial owner of more than five percent of the outstanding shares of common stock.

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person


                  No person, other than the General Partners of Venrock and Venrock II, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock owned by Venrock and Venrock II.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company


                  Not applicable.

Item 8            Identification and Classification of Members of the Group


                  This schedule is being filed pursuant to Rule 13d-1(c). The identities of the eight General Partners of Venrock and Venrock II are stated in Item 2.

Item 9            Notice of Dissolution of Group


                  Not applicable.

                          Page 13 of 16 pages

Item 10           Certification

                  Not applicable.

                          Page 14 of 16 pages

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement in true, complete and correct.



February 14, 1997                      VENROCK ASSOCIATES

                                       By: /s/ Ted H. McCourtney
                                           -------------------------------
                                       Ted H. McCourtney
                                       General Partner

February 14, 1997                      VENROCK ASSOCIATES II, L.P.


                                       By: /s/ Ted H. McCourtney
                                           -------------------------------
                                       Ted H. McCourtney
                                       General Partner

February 14, 1997                      GENERAL PARTNERS

                                       /s/ Peter O. Crisp
                                       -----------------------------------
                                       Peter O. Crisp

                                       /s/ Anthony B. Evnin
                                       -----------------------------------
                                       Anthony B. Evnin

                                       /s/ David R. Hathaway
                                       -----------------------------------
                                       David R. Hathaway

                                       /s/ Patrick F. Latterell
                                       -----------------------------------
                                       Patrick F. Latterell



                                       /s/ Ted H. McCourtney
                                       -----------------------------------
                                       Ted H. McCourtney

                                       /s/ Ray A. Rothrock
                                       -----------------------------------
                                       Ray A. Rothrock

                                       /s/ Kimberley A. Rummelsburg
                                       -----------------------------------
                                       Kimberley A. Rummelsburg

                                       /s/ Anthony Sun
                                       -----------------------------------
                                       Anthony Sun

                                                                   Exhibit 1

                                    AGREEMENT

                  Pursuant to Rule 13d-1(f) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is being filed on behalf of each of the undersigned.

February 14, 1997                      VENROCK ASSOCIATES

                                       By: /s/ Ted H. McCourtney
                                           -------------------------------
                                       Ted H. McCourtney
                                       General Partner

February 14, 1997                      VENROCK ASSOCIATES II, L.P.


                                       By: /s/ Ted H. McCourtney
                                           -------------------------------
                                       Ted H. McCourtney
                                       General Partner

February 14, 1997                      GENERAL PARTNERS

                                       /s/ Peter O. Crisp
                                       -----------------------------------
                                       Peter O. Crisp

                                       /s/ Anthony B. Evnin
                                       -----------------------------------
                                       Anthony B. Evnin

                                       /s/ David R. Hathaway
                                       -----------------------------------
                                       David R. Hathaway

                                       /s/ Patrick F. Latterell
                                       -----------------------------------
                                       Patrick F. Latterell



                                       /s/ Ted H. McCourtney
                                       -----------------------------------
                                       Ted H. McCourtney

                                       /s/ Ray A. Rothrock
                                       -----------------------------------
                                       Ray A. Rothrock

                                       /s/ Kimberley A. Rummelsburg
                                       -----------------------------------
                                       Kimberley A. Rummelsburg

                                       /s/ Anthony Sun
                                       -----------------------------------
                                       Anthony Sun